Exhibit 5.2

January 26, 2026
The PNC Financial Services Group, Inc.
The Tower at PNC Plaza
300 Fifth Avenue, 18th Floor
Pittsburgh, Pennsylvania 15222-2401
Ladies and Gentlemen:
I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the issuance and sale on January 26, 2026, of (a) $1,200,000,000 aggregate principal amount of the Company’s 4.075% Fixed Rate/Floating Rate Senior Notes due January 26, 2029, and (b) $300,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due January 29, 2029 (collectively, the “Notes”), pursuant to the Registration Statement.
In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.
I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania.
Based on and subject to the foregoing, I am of the opinion that the Notes are the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, readjustment of debt, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding in equity or at law).
I hereby consent to the filing of a copy of this opinion as Exhibit 5.2 to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,
/s/ Kathryn Leonard

Kathryn Leonard
Deputy General Counsel
The PNC Financial Services Group, Inc.